EXHIBIT 21: SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or other Jurisdiction in which organized	Ownership
Aero-Motive Company	State of Michigan	100%
Aero-Motive (U.K.) Limited	United Kingdom	100%
Advanced Interconnect, Inc.	State of Delaware	100%
Central Rubber Company	State of Illinois	100%
DW Holding, L.L.C.	State of Delaware	100%
Daniel Woodhead Company	State of Delaware	100%
Deerfield Partners C.V.	The Netherlands	100%
I.M.A. S.r.l.	Italy	100%
mPm S.r.l.	Italy	100%
mPm Limited	United Kingdom	100%
WH One, LLC	State of Delaware	100%
WH Two, LLC	State of Delaware	100%
Woodhead Asia Pte. Ltd.	Singapore	100%
Woodhead Canada Limited	Province of Nova Scotia	100%
Woodhead Connectivity Limited	United Kingdom	100%
Woodhead Connectivity GmbH	Germany	100%
Woodhead Connectivity, S.A.S.U.	France	100%
Woodhead de Mexico S.A. de C.V.	Mexico	100%
Woodhead Finance Company	Province of Nova Scotia	100%
Woodhead France S.A.R.L.	France	100%
Woodhead International B.V.	The Netherlands	100%
Woodhead Japan Corporation	Japan	100%
Woodhead L.P.	State of Texas	100%
Woodhead Software & Electronics S.A.S.U.	France	100%
Micromedia S.A.	France	33%
Euroview Services S.A.	France	37%